Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

HV Bancorp, Inc.

Huntingdon Valley, Pennsylvania

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated September 30, 2013, relating to the financial statements of Huntingdon Valley Bank, which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Philadelphia, Pennsylvania

May 12, 2014